                                [AMERISTAR LOGO]

CONTACT:

      Tom Steinbauer
      Senior Vice President of Finance, Chief Financial Officer
      Ameristar Casinos, Inc.
      (702) 567-7000

                  AMERISTAR CASINOS REPORTS RECORD 2004 FOURTH
         QUARTER AND ANNUAL FINANCIAL RESULTS; THIRD CONSECUTIVE YEAR OF
                     GROWTH IN ALL KEY PERFORMANCE MEASURES

LAS VEGAS, NEVADA, FEBRUARY 3, 2005-Ameristar Casinos, Inc. (Nasdaq-NMS: ASCA) today announced 2004 fourth quarter and annual financial results, which set records for consolidated net revenues, operating income, EBITDA, net income and earnings per share.

FINANCIAL HIGHLIGHTS

      - Fourth quarter consolidated net revenues of $214.7 million, representing an increase of $17.6 million, or 8.9%, over the fourth quarter of 2003. Consolidated net revenues of $854.7 million for the year ended December 31, 2004, an increase of $72.7 million, or 9.3%, from 2003.

      - Fourth quarter consolidated operating income of $37.9 million, an increase of $6.6 million, or 20.9%, from the prior-year fourth quarter. Consolidated operating income of $159.5 million for 2004, an increase of $19.5 million, or 14.0%, from 2003.

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AMERISTAR FINANCIAL RESULTS
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      -     Fourth quarter consolidated EBITDA (a non-GAAP financial measure which is defined and reconciled with operating income below) of $57.1 million, representing an increase of $8.8 million, or 18.3%, over the fourth quarter of 2003. Consolidated EBITDA of $232.7 million for the year ended December 31, 2004, an increase of $29.2 million, or 14.3%, from 2003. Our December 21, 2004 acquisition of Mountain High Casino in Black Hawk, Colorado contributed $1.0 million to EBITDA for the quarter and year ended December 31, 2004.

      - Fourth quarter consolidated net income of $14.5 million, up $4.9 million, or 51.4%, from the fourth quarter of 2003. Consolidated net income of $62.0 million for the year ended December 31, 2004, an increase of $14.4 million, or 30.2%, from 2003.

      - Fourth quarter diluted earnings per share of $0.52, compared to $0.35 for the fourth quarter of 2003. Diluted earnings per share were $2.23 for the year ended December 31, 2004, representing an increase of 26.7% from 2003. Analysts' latest consensus estimates for the fourth quarter and full year 2004, as reported by Thomson First Call, were $0.45 and $2.18, respectively. Our previously issued earnings guidance for the fourth quarter of 2004 indicated a range of $0.41 to $0.45 per share. The Mountain High Casino acquisition had a favorable impact of $0.02 on diluted earnings per share for the fourth quarter and year ended December 31, 2004.

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      -     On November 15, 2004, our Board of Directors declared a quarterly cash dividend of $0.125 per share, which was paid on December 15, 2004 to our shareholders of record as of November 30, 2004.

      - Late in the fourth quarter of 2004, we borrowed $115.0 million to fund the Mountain High acquisition, and during the quarter we prepaid $20.0 million of long-term debt under our senior credit facilities. In 2004, we prepaid a total of $65.0 million in debt associated with our senior credit facilities. We improved our total debt leverage ratio (as defined in our senior credit agreement) from 3.49:1 at December 31, 2003 to 3.29:1 at December 31, 2004.

      - We continued to be the leader in market share in our Kansas City, Council Bluffs, Vicksburg and Jackpot markets during the fourth quarter of 2004. We were the market share leader in all of our markets for the year ended December 31, 2004.

Craig H. Neilsen, Chairman and CEO, stated: "The 2004 year was the most prosperous in the Company's history, as our reported financial results clearly demonstrate. In 2004, we continued to improve upon the financial successes of prior years by further increasing revenues, profitability and cash flows. Our performance in 2004 extends our trend of growth in all key performance indicators - net revenues, operating income, EBITDA, net income and earnings per share - for a third consecutive year. Our success is largely the result of our dedicated and talented team and continuing successful implementation of the four key strategies of our business model: 1) creating the best facility in each of our markets; 2) further building the Ameristar brand;

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3) leading our markets in slot technology; and 4) our hands-on management approach at the property and corporate levels."

FINANCIAL RESULTS

      NET REVENUES

      Consolidated net revenues for the fourth quarter of 2004 were $214.7 million, an increase of 8.9% compared to the fourth quarter of 2003. All of our properties improved in net revenues, with increases of 9.6% at Ameristar Kansas City, 8.4% at Ameristar Vicksburg, 7.4% at Ameristar St. Charles, 7.0% at Ameristar Council Bluffs and 5.0% at the Jackpot Properties. Mountain High Casino contributed $2.0 million in net revenues during the 11 days that we owned the property in 2004. For the quarter, Ameristar Vicksburg and Ameristar Kansas City improved their market leadership positions (based on gross gaming revenues) to 45.0% and 36.1%, respectively, with increases of 1.6 and 0.5 percentage points, respectively, over the prior-year fourth quarter. Ameristar Council Bluffs maintained its market share leadership position with 39.7% of the market despite a 0.4 percentage point decrease from the last quarter of 2003. The reported market share for Ameristar St. Charles was 31.3%, which represented a
0.7 percentage point decline compared to the fourth quarter of 2003.

      Led by a $20.3 million (12.2%) increase in slot revenues, consolidated casino revenues for the fourth quarter of 2004 increased $21.1 million, or 10.9%, from the fourth quarter of 2003. We believe that the growth in slot revenues has been driven by our continued implementation of coinless slot technology at our Ameristar-branded properties, which are now nearly 100% coinless. In addition, we believe our continued

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leadership in the introduction of new-generation, lower-denomination slot machines at our Ameristar-branded properties has contributed to the improvement in slot revenues, due to the popularity of this segment of the slot market. We further believe casino revenues increased in part as a result of our continued successful implementation of our targeted marketing programs, which is evidenced by a 16.5% increase in rated play at our Ameristar-branded properties when compared to the fourth quarter of 2003, and in part as a result of a relative absence of adverse weather, which had negatively impacted the prior-year fourth quarter. Promotional allowances (which are deducted in arriving at net revenues) increased $4.5 million, or 13.1%, in the fourth quarter of 2004 compared to the 2003 fourth quarter, in part due to the increase in rated play.

      For the full year, we had record net revenues of $854.7 million, an increase of $72.7 million, or 9.3%, over 2003. All our properties improved their net revenues over the prior year, with increases of $22.3 million (8.7%) at Ameristar St. Charles, $19.6 million (9.1%) at Ameristar Kansas City, $15.1 million (9.6%) at Ameristar Council Bluffs, $12.4 million (13.0%) at Ameristar Vicksburg and $1.3 million (2.3%) at the Jackpot Properties. For the year ended December 31, 2004, promotional allowances increased $37.2 million, or 29.0%, over the prior year due in part to the rated play increase.

      For the year ended December 31, 2004, all our properties improved their market share over the prior year, including increases by Ameristar Vicksburg of
5.0 percentage points to 45.4%, Ameristar Council Bluffs of 1.7 percentage points to 40.9%, Ameristar Kansas City of 0.7 percentage point to 35.1% and Ameristar St. Charles of 0.8 percentage point to 32.0%.

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      Casino revenues for the year ended December 31, 2004 increased $96.5 million, or 12.7%, from 2003, including increases in slot revenues and table games revenues of 14.0% and 4.6%, respectively. The increased gaming revenues in 2004 are mostly attributable to the improvement in our slot product, as described above. Non-gaming revenues increased $13.4 million, or 8.9%, in 2004 compared to the prior year. The increase in non-gaming revenues was primarily due to a full year of operations of the new dining and entertainment venues at Ameristar Kansas City, which were completed in September 2003.

      OPERATING INCOME AND EBITDA

      In the fourth quarter of 2004, consolidated operating income increased $6.6 million, or 20.9%, to $37.9 million. Consolidated operating income margin improved 1.8 percentage points from the prior-year fourth quarter, to 17.7%, driven by increases at Ameristar Vicksburg, Ameristar Kansas City and the Jackpot Properties of 4.9, 2.2, and 9.8 percentage points, respectively, when compared to the same period in 2003. Consolidated EBITDA increased 18.3% to $57.1 million compared to the fourth quarter of 2003. Additionally, consolidated EBITDA margin in the fourth quarter of 2004 increased from 24.5% to 26.6%, with improvements at Ameristar Vicksburg, Ameristar Kansas City, Ameristar St. Charles and the Jackpot Properties of 5.7, 2.2, 0.3 and 10.2 percentage points, respectively, from the prior-year fourth quarter. The growth in operating income, EBITDA and the related margins at these properties was principally driven by the increase in revenues noted above and the continued implementation of cost containment initiatives.

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      Operating income and EBITDA at Ameristar St. Charles increased $1.0 million and $1.8 million, respectively, in the fourth quarter of 2004, while the change in the related margins was nominal. The margins were impacted by a more competitive market environment that has resulted in increased marketing and promotional costs.

      Ameristar Council Bluffs increased fourth quarter operating income by $0.4 million and fourth quarter EBITDA by $0.9 million when compared to the prior-year period. The improvements in operating income and EBITDA occurred despite a 2.0% increase in the Iowa tax rate on gaming revenues of riverboat casinos, which became effective July 1, 2004. Operating income margin decreased
0.9 percentage point to 28.7% and EBITDA margin declined 0.3 percentage point to 35.8% due to higher health benefit costs, a sales and use tax assessment and the aforementioned gaming tax increase.

      Mountain High Casino contributed $0.9 million to consolidated operating income and $1.0 million to EBITDA for the 11-day period from the acquisition date through December 31, 2004.

      Corporate expense increased $1.1 million in the fourth quarter of 2004 compared to the same quarter of 2003. The increase was primarily the result of higher costs, including employee compensation, employee benefits and professional fees and related costs, associated with our expanded development activities.

      Depreciation and amortization expense increased to $19.2 million in the fourth quarter of 2004 from $16.9 million in the fourth quarter of 2003, primarily due to the increase in our depreciable assets resulting from the completion of enhancement and

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renovation projects at Ameristar Kansas City in September 2003 and Ameristar
Vicksburg in December 2003, the continued implementation of coinless slot technology and the introduction of lower-denomination slot machines at our Ameristar-branded properties.

      For the full year 2004, operating income and EBITDA reached record levels of $159.5 million and $232.7 million, respectively. Corporate expense increased $4.1 million, or 11.1%, compared to 2003. This increase resulted primarily from the continued growth of the company and increased development activities. Development-related costs totaled $4.3 million for the year ended December 31, 2004, a $2.3 million increase over 2003. We expect this trend to continue through 2005 as we seek growth through development opportunities in the United Kingdom, Pennsylvania and elsewhere and through acquisition opportunities.

      NET INCOME AND DILUTED EARNINGS PER SHARE

      For the fourth quarter of 2004, net income increased 51.4% to $14.5 million, from $9.5 million for the fourth quarter of 2003. Diluted earnings per share were $0.52 in the quarter ended December 31, 2004, compared to $0.35 in the corresponding prior-year quarter. Diluted earnings per share in the 2004 quarter benefited by $0.02 as a result of the acquisition of the Black Hawk property. Interest expense for the 2004 fourth quarter was $14.0 million, down $2.0 million from the fourth quarter of 2003. The decline was due to a decrease in our average long-term debt level for the quarter as we prepaid senior debt, the termination of our interest rate swap agreement on March 31, 2004, and lower interest rates on our senior credit facilities year-over-year. We incurred $0.3

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million in non-operating losses on early retirement of debt in the fourth quarters of both 2004 and 2003.

      Net income for the full year 2004 increased to $62.0 million from $47.6 million in 2003, and diluted earnings per share improved to $2.23 from $1.76. Interest expense for 2004 decreased to $57.0 million from $64.3 million in 2003 for the reasons noted above.

      Our effective income tax rate for the quarter ended December 31, 2004 decreased to 36.9% from 37.7% for the quarter ended December 31, 2003, due primarily to a decrease in our effective state income tax rate. Our effective income tax rate for the year ended December 31, 2004 was 38.6%, compared to 37.0% for the prior year. The federal statutory rate was 35.0% in each year. The difference from the statutory rate was due to the effects of certain expenses we incurred that are not deductible for federal income tax purposes and certain tax credits.

LIQUIDITY AND CAPITAL RESOURCES

      Our financial position remains strong, with approximately $86.5 million of cash and cash equivalents and $68.9 million of available borrowing capacity under our senior credit facilities as of December 31, 2004. During the fourth quarter of 2004, we increased our long-term debt by approximately $96.6 million, due primarily to the borrowing of $115.0 million under our senior credit facilities in order to fund the acquisition of the Black Hawk property. Partially offsetting our borrowings, we made prepayments totaling $20.0 million of principal under our senior credit facilities in the

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fourth quarter of 2004. At December 31, 2004, our total debt was $766.3 million, representing an increase of $49.4 million from December 31, 2003.

      Capital expenditures for the 2004 fourth quarter and full year totaled $26.8 million and $89.6 million, respectively, and included the continued acquisition of coinless slot machines, the implementation of information technology solutions to enhance our operating capabilities and capital projects at all of our properties.

        In 2005, we expect to incur approximately $200.0 million in capital expenditures. We anticipate spending approximately $50.0 million on maintenance capital expenditures (including the acquisition of slot machines) and approximately $150.0 million on internal expansion projects. Actual 2005 capital expenditures will depend on the start date of certain projects and the progress of construction through year-end. Our planned internal expansion projects include: 1) the reconfiguration and expansion of the gaming area, additional covered parking, an upgrade of the food and beverage outlets and construction of a 300-room AAA Four Diamond-quality hotel at our newly acquired property in Black Hawk, Colorado; 2) the renovation of hotel rooms at our Council Bluffs and Kansas City properties, which began in the fourth quarter of 2004; 3) the expansion of our gaming space at Ameristar Council Bluffs and Ameristar Vicksburg to accommodate increases of 300 and 200 slot machines, respectively, and the addition of a poker room at both properties; and 4) the construction of a 300-room, all-suite

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AMERISTAR FINANCIAL RESULTS
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hotel, 20,000 square feet of meeting facilities, a new 1,300-seat entertainment pavilion and an additional parking garage at Ameristar St. Charles. We anticipate the benefit associated with these internal growth projects will primarily be realized commencing in 2006 and 2007.

OUTLOOK

      Based on our preliminary results of operations to date in 2005 and our outlook for the remainder of the quarter, we currently estimate operating income of $42 million to $44 million, EBITDA of $62 million to $64 million (given anticipated depreciation expense of $20 million), interest expense of $15 million and diluted earnings per share of $0.58 to $0.63 for the first quarter of 2005.

      For the year ending December 31, 2005, we currently estimate operating income of $171 million to $179 million, EBITDA of $254 million to $262 million (given anticipated depreciation expense of $83 million), interest expense of $62 million and diluted earnings per share of $2.34 to $2.51. These estimates take into account construction disruption at most of our properties associated with the projects described above as we position them for future growth. Financial Accounting Standards Board Statement No. 123(R), Share-Based Payment, will become effective in the quarter ending September 30, 2005. Statement 123(R) requires the recognition of compensation expense in an amount equal to the fair value of share-based payments (e.g., stock options and restricted stock) granted to employees. Our estimates of operating income, EBITDA and diluted earnings per share for the full year 2005 do not give effect to the impact of this new standard, as we are unable to reasonably estimate the impact at this time.

      Gaming regulatory authorities in Colorado, Iowa, Mississippi and Missouri currently publish, on a monthly basis, gross gaming revenue, market share and other financial information with respect to the gaming facilities, including Ameristar's, that operate within their respective jurisdictions. Because various factors in addition to our gross gaming revenue (including changes in operating costs, promotional allowances

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and other expenses) influence our operating income, EBITDA and diluted earnings per share, such reported information, as it relates to Ameristar, may not be indicative of the results of our operations for such periods or for future periods.

CONFERENCE CALL

      We will hold a conference call to discuss our fourth quarter results and guidance for the first quarter and full year 2005 at 5:00 p.m. Eastern Time on February 3, 2005. The call can be accessed live by calling (800) 967-7185. It can be replayed until February 9, 2005 at 12:00 a.m. Eastern Time by calling
(888) 203-1112 and using the access code number 2428596.

FORWARD-LOOKING INFORMATION

      This press release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as "believes," "estimates," "anticipates," "intends," "expects," "plans," "is confident that" or words of similar meaning, with reference to Ameristar or our management. Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements. It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct. For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to "Item 1. Business - Risk Factors" and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for

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the year ended December 31, 2003 and "Item 2. Management's Discussion and
Analysis of Financial Condition and Results of Operations" in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.

ABOUT AMERISTAR

      Ameristar Casinos, Inc. is a leading Las Vegas-based gaming and entertainment company known for its premier properties characterized by innovative architecture, state-of-the-art casino floors and superior dining, lodging and entertainment offerings. Ameristar's focus on the total entertainment experience and the highest quality guest service has earned it a leading market share position in each of the markets in which it operates. Founded in 1954 in Jackpot, Nevada, Ameristar has been a public company since November 1993. The company has a portfolio of seven casinos in six markets:
Ameristar St. Charles (greater St. Louis); Ameristar Kansas City; Ameristar Council Bluffs (Omaha, Nebraska and southwestern Iowa); Ameristar Vicksburg (Jackson, Mississippi and Monroe, Louisiana); Mountain High Casino in Black Hawk, Colorado (Denver metropolitan area); and Cactus Petes and the Horseshu in Jackpot, Nevada (Idaho and the Pacific Northwest).

                                       ###

             Visit Ameristar Casinos' Web site at www.ameristar.com
       (which shall not be deemed to be incorporated in or a part of this news release).

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                    AMERISTAR CASINOS, INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                 Three Months                      Year
                                              Ended December 31,            Ended December 31,
                                             2004           2003           2004            2003
                                          -----------    -----------    -----------    -----------
REVENUES:
    Casino                                $   214,685    $   193,624    $   856,901    $   760,376
    Food and beverage                          27,937         26,887        114,010        103,176
    Rooms                                       6,062          6,133         26,082         25,136
    Other                                       5,382          5,286         23,166         21,557
                                          -----------    -----------    -----------    -----------
                                              254,066        231,930      1,020,159        910,245
    Less: Promotional allowances               39,386         34,837        165,461        128,278
                                          -----------    -----------    -----------    -----------
       Net revenues                           214,680        197,093        854,698        781,967
                                          -----------    -----------    -----------    -----------
OPERATING EXPENSES:
    Casino                                     94,193         89,802        379,909        349,845
    Food and beverage                          16,416         15,987         63,758         59,747
    Rooms                                       1,653          1,631          6,565          6,343
    Other                                       2,951          3,306         13,687         12,522
    Selling, general and administrative        42,331         38,076        157,907        149,292
    Depreciation and amortization              19,220         16,933         73,236         63,599
    Impairment loss                                 -              -            174            687
                                          -----------    -----------    -----------    -----------
    Total operating expenses                  176,764        165,735        695,236        642,035

   Income from operations                      37,916         31,358        159,462        139,932

OTHER INCOME (EXPENSE):
    Interest income                                88             48            245            330
    Interest expense                          (13,974)       (15,917)       (57,003)       (64,261)
    Loss on early retirement of debt             (250)          (286)          (923)          (701)
    Other                                        (858)           128           (904)           288
                                          -----------    -----------    -----------    -----------
INCOME BEFORE INCOME TAX
  PROVISION                                    22,922         15,331        100,877         75,588
    Income tax provision                        8,464          5,782         38,898         27,968
                                          -----------    -----------    -----------    -----------

NET INCOME                                $    14,458    $     9,549    $    61,979    $    47,620
                                          ===========    ===========    ===========    ===========
EARNINGS PER SHARE:
       Basic                              $      0.53    $      0.36    $      2.29    $      1.80
                                          ===========    ===========    ===========    ===========
       Diluted                            $      0.52    $      0.35    $      2.23    $      1.76
                                          ===========    ===========    ===========    ===========
WEIGHTED AVERAGE SHARES OUTSTANDING:
       Basic                                   27,269         26,562         27,057         26,423
                                          ===========    ===========    ===========    ===========
       Diluted                                 28,062         27,362         27,826         27,120
                                          ===========    ===========    ===========    ===========

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                    AMERISTAR CASINOS, INC. AND SUBSIDIARIES
                       SUMMARY CONSOLIDATED FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)

                                                    Three Months                    Year
                                                 Ended December 31,          Ended December 31,
                                                 2004          2003          2004          2003
                                               ---------     ---------     ---------     ---------
CONSOLIDATED CASH FLOW INFORMATION
   Net cash provided by operating activities   $  52,229     $  39,036     $ 176,505     $ 151,162
   Net cash used in investing activities        (136,051)      (22,647)     (208,659)      (83,379)
   Net cash provided by/(used in) financing
      activities                                  94,143       (19,629)       40,457       (80,136)

NET REVENUES
   Ameristar St. Charles                       $  69,555     $  64,753     $ 278,887     $ 256,594
   Ameristar Kansas City                          60,272        54,987       234,432       214,819
   Ameristar Council Bluffs                       42,699        39,920       171,755       156,673
   Ameristar Vicksburg                            26,151        24,124       107,440        95,048
   Jackpot Properties                             13,979        13,309        60,160        58,833
   Mountain High Casino (1)                        2,024             -         2,024             -
                                               ---------     ---------     ---------     ---------
   Consolidated net revenues                   $ 214,680     $ 197,093     $ 854,698     $ 781,967
                                               =========     =========     =========     =========

OPERATING INCOME (LOSS)
   Ameristar St. Charles                       $  15,978        14,957        67,125        61,257
   Ameristar Kansas City                          11,316         9,121        44,803        40,351
   Ameristar Council Bluffs                       12,268        11,834        50,656        45,552
   Ameristar Vicksburg                             6,620         4,914        27,592        21,215
   Jackpot Properties                              1,908           506         8,962         8,022
   Mountain High Casino (1)                          851             -           851             -
   Corporate and other                           (11,025)       (9,974)      (40,527)      (36,465)
                                               ---------     ---------     ---------     ---------
   Consolidated operating income               $  37,916     $  31,358     $ 159,462     $ 139,932
                                               =========     =========     =========     =========

EBITDA (2)
   Ameristar St. Charles                       $  22,282     $  20,524     $  91,108     $  84,219
   Ameristar Kansas City                          16,391        13,732        64,172        54,890
   Ameristar Council Bluffs                       15,278        14,413        62,161        55,684
   Ameristar Vicksburg                             9,517         7,399        38,944        30,835
   Jackpot Properties                              2,936         1,439        12,824        11,876
   Mountain High Casino (1)                          998             -           998             -
   Corporate and other                           (10,266)       (9,216)      (37,509)      (33,973)
                                               ---------     ---------     ---------     ---------
   Consolidated EBITDA                         $  57,136     $  48,291     $ 232,698     $ 203,531
                                               =========     =========     =========     =========

OPERATING INCOME MARGINS (3)
   Ameristar St. Charles                            23.0%         23.1%         24.1%         23.9%
   Ameristar Kansas City                            18.8%         16.6%         19.1%         18.8%
   Ameristar Council Bluffs                         28.7%         29.6%         29.5%         29.1%
   Ameristar Vicksburg                              25.3%         20.4%         25.7%         22.3%
   Jackpot Properties                               13.6%          3.8%         14.9%         13.6%
   Mountain High Casino (1)                         42.0%            -          42.0%            -
   Consolidated operating income margin             17.7%         15.9%         18.7%         17.9%

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                    AMERISTAR CASINOS, INC. AND SUBSIDIARIES
                 SUMMARY CONSOLIDATED FINANCIAL DATA - CONTINUED
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)

                                          Three Months                       Year
                                        Ended December 31,            Ended December 31,
                                       2004           2003           2004           2003
                                       ----           ----           ----           ----
EBITDA MARGINS (2)
   Ameristar St. Charles               32.0%          31.7%          32.7%          32.8%
   Ameristar Kansas City               27.2%          25.0%          27.4%          25.6%
   Ameristar Council Bluffs            35.8%          36.1%          36.2%          35.5%
   Ameristar Vicksburg                 36.4%          30.7%          36.2%          32.4%
   Jackpot Properties                  21.0%          10.8%          21.3%          20.2%
   Mountain High Casino (1)            49.3%             -           49.3%             -
   Consolidated EBITDA margin          26.6%          24.5%          27.2%          26.0%

      (1) We acquired Mountain High Casino on December 21, 2004, and operating results are only included since the acquisition date.

      (2) EBITDA is earnings before interest, taxes, depreciation and amortization. EBITDA is presented solely as a supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming industry and a principal basis for the valuation of gaming companies. Our credit agreement also requires the use of EBITDA as a measure of compliance with our principal debt covenants. In addition, management uses property-level EBITDA (EBITDA before corporate expense) as the primary measure of our operating properties' performance, including the evaluation of operating personnel. EBITDA margin is EBITDA as a percentage of net revenues. EBITDA should not be construed as an alternative to income from operations (as determined in accordance with GAAP) as an indicator of our operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. We have significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA. It should also be noted that not all gaming companies that report EBITDA calculate EBITDA in the same manner as we do.

      (3) Operating income margin is operating income as a percentage of net revenues.

                                     -MORE-

AMERISTAR FINANCIAL RESULTS
ADD SIXTEEN

               RECONCILIATION OF OPERATING INCOME (LOSS) TO EBITDA
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)

      The following table sets forth a reconciliation of operating income
      (loss), a GAAP financial measure, to EBITDA, a non-GAAP financial measure.


                                      Three Months                Year
                                    Ended December 31,      Ended December 31,
                                    2004         2003       2004         2003
                                  ---------   ---------   ---------   ---------
AMERISTAR ST. CHARLES:
  Operating income                $  15,978   $  14,957   $  67,125   $  61,257
  Depreciation and amortization       6,304       5,567      23,983      22,962
                                  ---------   ---------   ---------   ---------
  EBITDA                          $  22,282   $  20,524   $  91,108   $  84,219
                                  =========   =========   =========   =========

AMERISTAR KANSAS CITY:
  Operating income                $  11,316   $   9,121   $  44,803   $  40,351
  Depreciation and amortization       5,075       4,611      19,369      14,539
                                  ---------   ---------   ---------   ---------
  EBITDA                          $  16,391   $  13,732   $  64,172   $  54,890
                                  =========   =========   =========   =========

AMERISTAR COUNCIL BLUFFS:
  Operating income                $  12,268   $  11,834   $  50,656   $  45,552
  Depreciation and amortization       3,010       2,579      11,505      10,132
                                  ---------   ---------   ---------   ---------
  EBITDA                          $  15,278   $  14,413   $  62,161   $  55,684
                                  =========   =========   =========   =========

AMERISTAR VICKSBURG:
  Operating income                $   6,620   $   4,914   $  27,592   $  21,215
  Depreciation and amortization       2,897       2,485      11,352       9,620
                                  ---------   ---------   ---------   ---------
  EBITDA                          $   9,517   $   7,399   $  38,944   $  30,835
                                  =========   =========   =========   =========

JACKPOT PROPERTIES:
  Operating income                $   1,908   $     506   $   8,962   $   8,022
  Depreciation and amortization       1,028         933       3,862       3,854
                                  ---------   ---------   ---------   ---------
  EBITDA                          $   2,936   $   1,439   $  12,824   $  11,876
                                  =========   =========   =========   =========

MOUNTAIN HIGH CASINO:
  Operating income                $     851   $       -   $     851   $       -
  Depreciation and amortization         147           -         147           -
                                  ---------   ---------   ---------   ---------
  EBITDA                          $     998   $       -   $     998   $       -
                                  =========   =========   =========   =========

CORPORATE AND OTHER:
  Operating loss                  $ (11,025)  $  (9,974)  $ (40,527)  $ (36,465)
  Depreciation and amortization         759         758       3,018       2,492
                                  ---------   ---------   ---------   ---------
  EBITDA                          $ (10,266)  $  (9,216)  $ (37,509)  $ (33,973)
                                  =========   =========   =========   =========

CONSOLIDATED:
  Operating income                $  37,916   $  31,358   $ 159,462   $ 139,932
  Depreciation and amortization      19,220      16,933      73,236      63,599
                                  ---------   ---------   ---------   ---------
  EBITDA                          $  57,136   $  48,291   $ 232,698   $ 203,531
                                  =========   =========   =========   =========


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